October 16, 2008

The Student Loan Corporation Announces
 Third Quarter Earnings

Stamford, CT: The Student Loan Corporation (NYSE:STU) today reported net income of $4.4 million, or $0.22 per share, for the quarter ended September 30, 2008, a decrease of $20.6 million (82%) compared to net income of $25.0 million, or $1.25 per share, reported in same quarter of 2007.  The overall deterioration in the financial markets has adversely affected the Company’s results of operations.  These disruptions resulted in the Company recording a $19.2 million (after-tax) write down on loans held for sale that were transferred back into the Company’s portfolio during the quarter.  In addition, due to the lack of liquidity in the whole loan market, the Company’s loan selling activities have significantly decreased, resulting in a $9.6 million (after-tax) decrease in associated gains from the same quarter in 2007.  An increase of $15.9 million (after-tax) in the Company’s provision for loan losses also contributed to the year-over-year decline. These items were partially offset by a net increase in mark-to-market gains of $34.5 million (after-tax) on the Company’s retained interests and associated hedges over the same quarter in 2007.

“The unprecedented turmoil in the financial markets is severely affecting the entire student lending industry. As we continue to reposition our products and re-engineer our processes, we are determined to emerge from the current market disorder as a stronger and more nimble organization with adequate liquidity to fund operations for the foreseeable future. Despite the financial crisis, we continue to demonstrate our resolve to provide unparalleled solutions that allow students and their families to finance the education of their choice while simultaneously providing value to our shareholders,” said Student Loan Corporation Chief Executive Officer, Mike Reardon.

During the twelve-month period ended September 30, 2008, the Company’s managed student loan portfolio grew by $4.4 billion (12%) to $41.4 billion reflecting the Company’s continued strong origination performance.  The managed portfolio includes $24.9 billion of Company-owned loan assets and $16.5 billion of loans serviced on behalf of securitization trusts or other lenders. Originations for the quarter included retail FFELP Stafford and PLUS originations of $2.1 billion, a 29% increase from the same quarter of 2007.  The Company also made new CitiAssist loan commitments of $0.6 billion, up 6% compared to the same quarter of 2007.  Also during the quarter, the Company’s loan consolidation and other secondary market activities contributed $0.1 billion of loans, which was a decrease of 89% from the same quarter of 2007.  This decrease was a direct result of the Company’s decision to temporarily withdraw from the Federal Consolidation Loan market.

Net interest income of $83.5 million for the third quarter of 2008 was $16.8 million (17%) lower than the same quarter of 2007. This decrease was mainly the result of a decrease in net interest margin, partially offset by higher average loan balances.  Net interest margin for the quarter was 1.35%, 36 basis points lower than the same quarter of 2007. This decrease in margin occurred as the Company refinanced its maturing term debt under less favorable conditions, resulting in higher credit premiums over LIBOR. During the third quarter of 2008, these higher credit premiums decreased the Company’s net interest income by $26.0 million. The enactment of the College Cost Reduction and Access Act also had a negative impact on the Company’s net interest income, resulting in a $4.4 million reduction in the quarter.

The Company’s other income of $17.1 million for the third quarter of 2008 was $11.4 million higher than the same quarter of 2007.  This increase was mainly attributable to an improvement in the net gains and losses on the Company’s derivatives and retained interests from securitization of $55.9 million over the same quarter in 2007. This increase was largely due to lower expected borrower benefit utilization within the Company’s securitization trusts. This increase was partially offset by a $31.0 million valuation allowance on loans held for sale, which were transferred back into the Company’s portfolio during the third quarter of 2008 as well as a decrease in gains on whole loan sales of $15.6 million from the same quarter in 2007.

Total operating expenses of $46.2 million for the third quarter were $2.2 million (5%) higher than the same quarter of 2007. The increase in operating expenses reflects the write-off of software assets and increased accruals for franchise related taxes, partially offset by lower staff-related costs.  The Company’s operating expense ratio (total operating expenses as a percentage of average managed student loans) for the third quarter of 2008 was 0.46%, a three basis point improvement over last year’s third quarter, reflecting the initial benefits from the Company’s previously announced restructuring actions and its disciplined approach to expense management.

The Company’s allowance for loan losses at September 30, 2008 was $110.7 million compared to $42.1 million at December 31, 2007.  This increase of $68.5 million includes $64.8 million related to uninsured CitiAssist loans.  At September 30, 2008, the uninsured CitiAssist loan portfolio represented 5% of the Company’s student loan assets. During 2008, the Company made changes to significantly reduce the origination levels of the riskier segments of this portfolio.

The Company’s effective tax rate during the third quarter was 42.8%, compared to 38.6% in the same quarter of 2007.  This increase reflects the net effect of the recognition of a liability related to certain state taxes and the revaluation of the Company’s current and deferred income taxes.  The current and deferred income tax revaluation was due to a reduction of the Company’s blended statutory rate from 38.5% at the end of the second quarter to 37.9% at the end of the third quarter.

The Company’s 2008 third quarter return on average equity decreased to 1.1% from 6.2% in the same quarter of 2007, driven by lower earnings.

On October 15, 2008, the Company’s Board of Directors declared a regular quarterly dividend on the Company’s common stock of $1.43 per share.  The dividend will be paid December 1, 2008 to shareholders of record on November 14, 2008.

The Student Loan Corporation is one of the nation’s leading originators and holders of FFEL Program and private education loans.  Citibank, N.A., a subsidiary of Citigroup Inc., is the largest shareholder in the Company with an 80% interest.

For information or inquiries regarding student loan accounts, please call 1-800-967-2400.  Hearing impaired customers with Telecommunication Devices for the Deaf (TDD) may call 1-800-846-1298.  Information is also available on the Company’s Web site at http://www.studentloan.com.

FORWARD-LOOKING STATEMENTS
Certain statements in this document are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in the Company’s filings with the Securities and Exchange Commission.

Press Contact:	Mark Rodgers	212-559-1719
Investor Relations:	Bradley Svalberg	203-975-6320

THE STUDENT LOAN CORPORATION
          CONSOLIDATED BALANCE SHEET
(Dollars in thousands, except per share amounts)

	September 30,	December 31,	September 30,
	2008	2007	2007
	(Unaudited)		(Unaudited)
ASSETS
Federally insured student loans	$18,406,466	$16,244,273	$16,685,148
Private education loans	5,815,960	4,696,337	3,112,925
Deferred origination and premium costs	658,745	668,082	615,604
Allowance for loan losses	(110,651)	(42,115)	(27,630)
Student loans, net	24,770,520	21,566,577	20,386,047
Other loans and lines of credit	9,148	87,437	90,594
Loans held for sale	10,530	337,790	2,943,978
Cash	683	25	4,578
Residual interests in securitized loans	743,704	633,074	564,729
Other assets	1,437,198	1,154,956	1,079,390

Total Assets	$26,971,783	$23,779,859	$25,069,316

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings, payable to principal stockholder	$10,693,600	$13,373,000	$16,655,700
Long-term borrowings, payable to principal stockholder	12,102,000	8,100,000	6,100,000
Long-term secured borrowings	1,773,839	-	-
Deferred income taxes	243,395	287,462	248,560
Other liabilities	558,857	395,174	455,388

Total Liabilities	25,371,691	22,155,636	23,459,648

Common stock, $0.01 par value; authorized 50,000,000 shares; 20,000,000 shares issued and outstanding	200	200	200
Additional paid-in capital	141,390	141,355	141,350
Retained earnings	1,458,502	1,482,668	1,468,118

Total Stockholders' Equity	1,600,092	1,624,223	1,609,668

Total Liabilities and Stockholders' Equity	$26,971,783	$23,779,859	$25,069,316

THE STUDENT LOAN CORPORATION
CONSOLIDATED STATEMENT OF INCOME
(Dollars in thousands, except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
NET INTEREST INCOME
Interest income	$279,823	$398,675	$928,339	$1,177,996
Interest expense	(196,302)	(298,345)	(643,981)	(881,032)
Net interest income	83,521	100,330	284,358	296,964
Provision for loan losses	(46,791)	(21,419)	(117,930)	(35,842)
Net interest income after provision for loan losses	36,730	78,911	166,428	261,122

OTHER INCOME
Gains on loans securitized	-	-	1,262	48,548
Gains on loans sold	194	15,815	2,508	36,081
Fee and other income (loss)	16,923	(10,052)	67,394	14,231
Total other income	17,117	5,763	71,164	98,860

OPERATING EXPENSES
Salaries and employee benefits	14,195	15,202	43,257	45,772
Restructuring and related charges	-	-	8,735	735
Other expenses	31,981	28,776	90,168	87,420
Total operating expenses	46,176	43,978	142,160	133,927

Income before income taxes	7,671	40,696	95,432	226,055
Provision for income taxes	3,287	15,695	33,798	86,514
NET INCOME	$4,384	$25,001	$61,634	$139,541

DIVIDENDS DECLARED AND PAID	$28,600	$28,600	$85,800	$83,200

BASIC AND DILUTED EARNINGS PER COMMON SHARE
(based on 20 million average shares outstanding)	$0.22	$1.25	$3.08	$6.98

DIVIDENDS DECLARED AND PAID PER COMMON SHARE	$1.43	$1.43	$4.29	$4.16

Certain prior period balances have been reclassified to conform to the current period’s presentation.